Filed Pursuant to Rule 433
Registration No. 333-106040
March 6, 2007
AMERICAN INTERNATIONAL GROUP, INC.
15NC2: CMS Curve Accrual Notes (the “Notes”)

Summary:	Interest will accrue at a rate of:

Years 1-2: 7.50%

Years 3-Maturity: 7.50% for each calendar day that Reference Rate > 0%

If in respect of any calendar day the Reference Rate is less than 0.0%, the Interest Rate will accrue at a rate of 0.0% for that day.

Issuer:	American International Group, Inc.

Issuer Rating:	(Aa2/AA/AA) (Stable/Stable/Stable)

Agent:	Morgan Stanley & Co. Incorporated

CUSIP:	02687 QBJ 6

Type:	MTN

Principal Amount:	USD $10MM

Trade Date:	March 6, 2007

Original Issue Date:	March 23, 2007

Maturity Date:	March 23, 2022

Reference Rate:	An amount equal to: 30CMS — 2CMS; where

“2CMS” is the 2-Year Constant Maturity Swap rate, as published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15 and reported on Reuters ISDAFIX1 or any successor page thereto at 11:00 a.m. New York time

“30CMS” is the 30-Year Constant Maturity Swap rate, as published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15 and reported on Reuters ISDAFIX1 or any successor page thereto at 11:00 a.m. New York time

In the event any such rate does not appear on Reuters ISDAFIX1, the provisions of “USD-CMS-Reference Banks” as set forth in the 2000 ISDA Definitions shall apply

Interest Rate:	Years 1-2: 7.50%

Years 3-Maturity: 7.50% * N/M where

“N” is the total number of calendar days in the applicable Interest Accrual Period that the Reference Rate is greater than or equal to 0.00%; and

“M” is the total number of calendar days in the applicable Interest Accrual Period.

For the purpose of calculating the value of “N”, for each calendar day in an Interest Accrual Period that is not a U.S. Government Securities Business Day, the Reference Rate will revert to the setting on the previous U.S. Government Securities Business Day, subject to the Reference Rate Cut-Off.

Maximum Coupon:	N/A

Minimum Coupon:	0.00%

Interest Payment Dates:	Quarterly, on each March 23, June 23, September 23 and December 23, commencing June 23, 2007 and ending on the Maturity Date, subject to adjustment using the Following Business Day Payment Convention.

Interest Accrual Periods:	The quarterly period from and including the Issue Date (in the case of the first Interest Accrual Period) or previous Interest Payment Date (as determined prior to any adjustment pursuant to the Following Business Day Payment Convention), as applicable, to but excluding the next Interest Payment Date (as determined prior to any adjustment pursuant to the Following Business Day Payment Convention).

Period End Dates:	Quarterly, on each March 23, June 23, September 23 and December 23, commencing June 23, 2007 and ending on the Maturity Date, such dates not subject to adjustment if it is not a U.S. Government Securities Business Day.

“U.S. Government Securities Business Day” means any day except for Saturday, Sunday, or a day on which The Bond Market Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Reference Rate Cut-Off:	Years 3-Maturity: The Reference Rate in respect of a particular Interest Accrual Period for the period commencing on or after the fifth U.S. Government Securities Business Day prior to the related Period End Date to and excluding such Period End Date shall be the Reference Rate in respect of such fifth U.S. Government Securities Business Day.

Day Count Fraction:	Actual / Actual

Business Day Convention:	Following

Call Feature:	Callable by the Issuer, in whole, at 100% of the principal amount, on March 23, 2009 and on each Interest Payment Date thereafter on not less than 5 New York Business Days notice.

Miscellaneous

Issue Price:	100%

Agent’s Discount or Commission:	0.00%

Proceeds to Issuer:	100%

Minimum Denomination:	$1,000

Increments Thereafter:	$1,000

Business Days For Payments:	New York

Calculation Agent:	AIG Financial Products Corp.

Settlement:	DTC

Form of Note:	Book-Entry only
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-584-6387.
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